EXHIBIT 11(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Offering Statement on Form 1-A POS (File No. 024-12094) of May 19, 2023, except for Note 6 as to which the date is March 4, 2024, relating to the financial statements of Red Oak Capital Fund VI, LLC as of December 31, 2022, and for the period from June 10, 2021 (date of formation) to December 31, 2022. We also consent to the reference to us under the heading “Independent Auditors” in such Offering Statement.

/s/ UHY LLP

Farmington Hills, Michigan

March 4, 2024